
                                                                     EXHIBIT 12
                                 TRIBUNE COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)


                                                                                           Fiscal Year Ended
                                               First Quarter   -------------------------------------------------------------------
                                               Ended 3/31/96         1995          1994           1993         1992           1991
                                               -------------   ----------   -----------     ----------    ---------     ----------
Income from continuing operations before
 cumulative effects of accounting changes         $   50,379    $ 245,458    $  233,149     $  204,646    $ 179,534     $  158,049

Add:
 Income tax expense                                   34,291      167,076       158,698        142,212      120,089        106,514
 Losses on equity investments                          5,639       13,209         9,739          1,857        1,903          1,107
                                                   ---------     --------     ---------      ---------     --------      ---------
   Subtotal                                           90,309      425,743       401,586        348,715      301,526        265,670
                                                   ---------     --------     ---------      ---------     --------      ---------

Fixed charge adjustments
  Add:
     Interest expense                                 10,955       21,814        20,585         24,660       35,301         45,588
     Amortization of capitalized interest                527        2,253         2,362          2,392        2,434          2,435
     Interest component of rental expense (A)          2,100        8,200         8,236          8,732        8,182          7,647
                                                   ---------     --------     ---------      ---------     --------      ---------

Earnings, as adjusted                             $  103,891    $ 458,010    $  432,769     $  384,499    $ 347,443     $  321,340
                                                   =========     ========     =========      =========     ========      =========

Fixed charges:
     Interest expense                             $   10,955    $  21,814    $   20,585     $   24,660    $  35,301     $   45,588
     Interest capitalized                                168          610             -          1,099        1,092            146
     Interest component of rental expense (A)          2,100        8,200         8,236          8,732        8,182          7,647
     Interest related to guaranteed ESOP debt (B)      4,963       22,057        24,017         25,742       27,019         27,500
                                                   ---------     --------      --------      ---------     --------      ---------

Total fixed charges                               $   18,186    $  52,681    $   52,838     $   60,233    $  71,594     $   80,881
                                                   =========     ========     =========      =========     ========      =========

Ratio of Earnings to Fixed Charges                       5.7          8.7           8.2            6.4          4.9            4.0
                                                   =========     ========     =========      =========     ========      =========



 (A) Represents a portion of rental expense incurred by the Company, which is a reasonable approximation of the interest cost component of such expense.

 (B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
     (ESOP).